Exhibit (a)(5)(B)

                      Lands' End Themes - Key Messages


Strategic
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o    Sears acquiring a great company, great heritage, well-performing
     -  Excellent growth prospects, which Sears can accelerate

o Sears acquiring a great brand - Value far beyond direct-to-customer channel
     -  Value Sears can improve through retail distribution

o    Sears will benefit from Lands' End brand in store
     -  Fits nicely with apparel strategy
     -  Offers differentiation and draw
     -  With Covington, proprietary "better" and "best" end of assortment
     -  National brands will continue to be very important

o    Customer sets complementary
     - Lands' End customers loyal, upscale, well educated, compare with Sears' hardlines customers
     -  Both have deep and growing customer databases
     -  Opportunities to grow both through cross marketing

o    Lands' End will be a wholly owned subsidiary
     -  Dodgeville will remain headquarters
     -  Will retain products, culture, strong customer relationships
     - Lands' End expected to manage its and Sears' online and catalog operations

o Lands' End's CEO will continue to lead Lands' End and will report to Alan Lacy
     - Lands' End's management team is excited about the potential growth this offers and every member of the executive team has committed to guide the long-term growth of the company

o    Acquisition accelerates growth strategy for both
     -  Some logical consolidation of administrative functions
     -  Both will benefit from procurement leverage, economies of scale

o    Rollout of store merchandise expected by fall 2003
     -  Sears will carry most popular men's, women's, children's apparel
     -  Plus limited assortment of footwear, accessories, home fashions
     -  Lands' End catalog and website to carry full assortment.
     -  Some key items in selected Sears stores for 2002 holiday

Financial
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o    Cash transaction expected to create significant shareholder value
     - Slightly dilutive to break-even in 2002 and 2003, significantly accretive in 2004
     -  Sears reaffirms 2002 EPS guidance

o Closing expected in June, following approval by Lands' End shareholders and regulators.

This document contains "forward-looking statements" based on assumptions about the future, which are subject to risks and uncertainties, such as competitive conditions in retail; changes in consumer confidence and spending; the successful execution of and customer reactions to Sears' Full-line store strategy and the proposed acquisition of Lands' End; Sears' ability to integrate and operate Lands' End successfully; anticipated cash flow; general economic conditions and normal business uncertainty. These statements are not guarantees of future performance, and actual results may differ materially. The company intends the forward-looking statements in this letter to speak only as of the time of this letter and does not undertake to update or revise them as more information becomes available.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities of Lands' End. At the time the offer is commenced, Sears will file a tender offer statement with the U.S. Securities and Exchange Commission and Lands' End will file a solicitation/ recommendation statement with respect to the offer. Investors and Lands' End stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. These documents will be available at no charge at the SEC's website at www.sec.gov and may also be obtained by calling (800) 732-7780, and selecting option #3.